CONSULTING AGREEMENT
                                       FOR
                               THE SERVICE GROUP

SATX, INC. A NEVADA CORPORATION, (HEREINAFTER REFERRED TO AS "COMPANY") AND THE SERVICE GROUP, (HEREINAFTER REFERRED TO AS "CONSULTANT") AGREES AS FOLLOWS:

         1. CONSULTANT: Company hires Consultant and Consultant hereby accepts consulting with the Company upon the terms and conditions hereinafter set forth.

         2.  TERM OF CONSULTING AGREEMENT:

             A. INITIAL TERM: The term of this Consulting Agreement shall commence on June 1, 1999 and shall terminate on May 30, 2001, unless otherwise extended or terminated as provided for under this agreement.

             B. OPTION TO RENEW: Company has the option to renew Consultant's contract, on terms and conditions no less favorable than in this current agreement, for one (1) additional year. If Company intends to do so extend Consultant's term; the Company shall provide written notice to Consultant prior to April 30, 2001.

         3.  CONSULTANT'S DUTIES:

             A. TITLE: Consultant shall serve as an independent outside advisor to the Company. In that capacity, Consultant shall do all services, acts, or things necessary to advise the President of the Company, as required and requested from time to time by a duly authorized officer of the Company.

             B. LOYAL AND CONSCIENTIOUS PERFORMANCE: Consultant agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the obligations required of him either expressly or implicitly by the terms of this agreement.

             C. COMPETITIVE ACTIVITIES: During the term of this agreement Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company.

             D. TRADE SECRETS:

                (i) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his consulting hereunder, Consultant shall have access to and become acquainted with information concerning the operation of the Company, including without limitation, customers, financial, personnel, sales, planning, marketing and other information that is owned by the Company and regularly used in the operation of the Company's business and that this information constitutes the Company's trade secrets.

                (ii) Consultant agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any time thereafter, except as is required in the course of his consulting with the Company. The unauthorized use or disclosure of any of the Company's trade secrets obtained by Consultant during his consulting with the Company shall constitute unfair competition.

                (iii) Consultant further agrees that all files, records, documents, equipment and similar items relating to Company's business, whether prepared by Consultant or others, are and shall remain exclusively the property of the Company.

         4.  COMPENSATION:

             A. BASE COMPENSATION: The consultant shall receive a total of 500,000 shares of stock in SATX, Inc. with S-8 registration rights, when the company completes its filing with the SEC to become fully reporting.

             B. SPECIAL COMPENSATION:  Attachment "A"

             C. SEVERANCE ALLOWANCE: Notwithstanding any provision of this agreement, if, during the initial term of this agreement or any extension thereof, the Company terminates this agreement without cause or materially breaches this agreement, the Company shall pay Consultant, without setoff, the balance owing under this agreement ("Severance Allowance") upon termination.

             D. TAX WITHHOLDING: Consultant hereby acknowledges and warrants that neither it, nor any of its employees or agents, will be treated as an employee of the Company with respect to any services rendered to the Company for any purpose whatever, including without limitation for the purpose of Social Security, Federal or State Unemployment taxes or income tax withholding at any source. Consultant shall be solely responsible for its Federal, State and Local income taxes, if any.

         5. EXPENSE ALLOWANCE: Company shall reimburse Consultant for all business related expenses incurred by Consultant during the course of his consulting on behalf of the Company.

         6.  TERMINATION:

             A. TERMINATION FOR CAUSE: The Company reserves the right to terminate this agreement, if Consultant willfully breaches or habitually neglects his consulting duties which he is asked to perform under the terms of this agreement, or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his consulting.

             B. TERMINATION BY CONSULTANT: Consultant may terminate his obligations under this agreement by giving the Company at least 10 days (10) notice in advance. The Companies obligation to pay the Consultant's base fee shall cease as of the Consultant's last day of work.

         7.  CONSULTANT'S OBLIGATION AFTER TERMINATION:

             A. SOLICITATION OF CUSTOMERS: The Consultant agrees that for a period of one year (1) immediately following the termination of his consulting with the Company, Consultant shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the acquaintances during his term of consulting with the Company, either for himself or for any other person, firm, or corporation.

         8.  MEDIATION:

             A. Any controversy between the parties involving the construction or application of any terms, provisions, or conditions of this agreement, shall on the written request of either party served on the other, be submitted to mediation before a neutral third party. The parties shall share the cost of mediation jointly.

         9. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the consulting of the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to such consulting for the Company in any manner whatsoever. Both parties must sign any modification to this agreement.

         10. PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

         11. WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         12. LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with the laws of the State of Florida.


Dated: June 1, 2000                            SATX, INC.

                                               /s/ MERRITT JESSON
                                               ---------------------------------
                                               Merritt Jesson, President & CEO


Dated: June 1, 2000                            THE SERVICE GROUP

                                               /s/ JERRY DIX
                                               --------------------------------
                                               Jerry Dix, President & CEO

                                 ATTACHMENT "A"

It is acknowledged that Jerry Dix personally was responsible for the introduction of "ASIA PACIFIC" to SATX, Inc. Mr. Dix has maintained the relationship over a three-year span and is currently assisting in finalizing a relationship between the two companies. Mr. Dix will be compensated personally outside of the consulting agreement with The Service Group without violating the consulting agreement as follows:

         1.  COMPENSATION:

             A. INITIAL COMPENSATION: Upon SATX, Inc. signing a contract with ASIA PACIFIC Mr. Dix will be granted 250,000 shares of SATX, Inc. common stock subject to restrictions under rule "144". The stock shall have piggyback registration rights.

             B. ADDITIONAL COMPENSATION: In addition to the initial compensation Mr. Dix shall be eligible to receive an option to purchase 250,000 shares of the common stock of SATX, Inc. annually for three (3) years commencing on the first anniversary date of this agreement. The exercise price of the options shall be as follows:

             Year 1. Fifty percent (50%) of the trading price as of the date of the grant.
             Year 2. Sixty percent (60%) of the trading price as of the date of the grant.
             Year 3. Seventy percent (70%) of the trading price as of the date of the grant.

Dated: June 1, 2000                            SATX, Inc.

                                               /s/ MERRITT JESSON
                                               ----------------------------
                                               Merritt Jesson, President & CEO


Dated: June 1, 2000                            /s/ JERRY DIX
                                               ---------------------------
                                               Jerry Dix